Ocean Power Corporation
             5000 Robert J. Mathews Pkwy o El Dorado Hills, CA 95762
                       (916).933-8100 o Fax (916).933-8177

                                 (LOGO OMITTED)


15 June, 2000

Ed Juchniewicz, CEO
HyperTech
7025 Ivy Street
Carlsbad, CA 92009

Re:      Memorandum of Understanding
         ---------------------------

Dear Mr. Juchniewicz:

The terms of the initial relationship between HyPerTec (HT) and Ocean Power (OP) is as follows:

1        OP  agrees  to  develop  and   manufacture  the  prototypes  and  early
         production units of HT's first generation product line of ambient pressure fuel cells.

2        OP agrees to assist in identifying and establishing a relationship with
         scientists,   engineers,   developers,   manufacturers   and  suppliers
         necessary to support the HT business plan.

3 HT to enter into an engineering contract with OP in the amount of $10M over the next two years to support the above listed efforts.

4 The payment of these funds will be subject to mutually established terms and conditions, i.e. budgets, schedules and milestones.

5 All new Intellectual Property (IP) developed under this contract will be the sole property of HT.

6 Within the next week, OP and HT will develop a preliminary agreement for a license of OP IP necessary to support the HT business plan.

If this is acceptable, please sign your acceptance below and we will start on the preparation of definitive agreements.

Sincerely,                                  ACCEPTED BY:


s/s Joseph P Maceda
-------------------
    Joseph P Maceda                         s/s
    President                               ---------------------------------
                                                Ed Juchniewicz, CEO